Amended and Restated Software License and Services Agreement

This Amended and Restated Software License and Services Agreement (the "Agreement"), effective as of May 25,2016 (the "Effective Date"), is by and between Outsourced Site Services, LLC, an Illinois limited liability company with offices located at2724 Simpson Street, Evanston,IL 60201 (the "Licensor") and iConsumer Corp., a Delaware corporation with offices located at Suite 351,19821NW 2nd Ave Miami Gardens, FL 33169 (the "Licensee").

WHEREAS, the Licensor is the sole and exclusive legal and beneficial owner of the entire right, title and interest in and to, the Licensed Software, and./or has licensed certain portions of software and technology included in the Licensed Software from iGive.com Holdings, LLC, aDelaware limited liability company ("Sub-Licensor") and the Licensor is permitted to sublicense and include the same in the Licensed Software to be licensed to Licensee hereunder;

WHEREAS, the Licensee desires to obtain a license to use the Licensed Software for its intemal business pulposes, subject to the terms and conditions of this Agreement; and

WHEREAS, the Licensor and the Licensee entered into that certain Software License and Services Agreement as of May 1,2015 (the "Prior Agreement"), and the parties desire to amend and restate the Prior Agteement to reflect changes as set forth herein, as agreed to by the parties.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Definitions.

"Action" has the meaning set forth in Section 16.1.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/ownership of more than 50Yo of the voting securities of a Person.

"Agreement" has the meaning set forth in the preamble.

"Approved Open-Source Components" means Open-Source Components that may be included in or used in connection with the Licensed Software and are specifically identified in Schedule A.

"Authorized Services" means any and all services performed by any Authorized User for Licensee for or in connection with Licensee's use of the Licensed Software or Documentation in accordance with this Agreement, including any services comprising or relating to the analysis, development, delivery, installation, configuration, integration, testing, deployment, maintenance, support, repair, storage, copying, reproduction, modification, enhancement, improvement or disaster recovery of, or training of Authorized Users concerning, the Licensed Software or Documentation.

"Authorized Users" means all officers, directors and employees/employees of Licensee, which Licensee will identifu in writing to Licensor upon Licensor's request therefor. Authorized Users also include all Persons, including all agents, contractors, consultants, and their respective employees, approved by Licensor that Licensee retains or grants any sublicense to hereunder to provide Authorized Services.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Miami, Florida are authorized or required by Law to be closed for business.

"Confidential Information" has the meaning set forth in Section 13.1.

"Controlled Technology" means any software, documentation, technology or other technical data, or any products that include or use any of the foregoing, the export, re-export or release of which to certain jurisdictions or countries is prohibited or requires an export license or other governmental approval, under any Law, including the US Export Administration Act and its associated regulations.

"Disclosing Party" has the meaning set forth in Section 13.1.

"Documentation" means all user manuals, operating manuals, technical manuals and any other instructions, specifications, documents or materials, in any form or media, that describe the functionality, installation, testing, operation, use, maintenance, support, or technical or other components, features or requirements, of the Licensed Software.

"Effective Date" has the meaning set forth in the preamble.

"Force Majeure" has the meaning set forth in Section 18.1.

"Harmful Code" means any: (a) virus, trojan horse, wortn, backdoor or other software or hardware devices the effect of which is to permit unauthorized access to, or to disable, erase, or otherwise harm, any computer, systems or software; or (b) time bomb, drop dead device, or other software or hardware device designed to disable a computer program automatically with the passage of time or under the positive control of any Person, or otherwise deprive Licensee of its lawful right to use such software.

"Intellectual Property Rights" means any and all registered and unregistered rights granted, applied for or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world.

 "Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, tteaty, common law, judgment, decree or other requirement of any federal, state, local or foreign government or political subdivision thereof or any arbitrator, court or tribunal of competent jurisdiction.

"License and Services Fee" has the meaning set forth in Section 11.1.

"Licensed Software" means all software owned or licensed by Licensor, including related techniques and other technology, any Maintenance Releases provided to and Licensee Modifications made by or for Licensee pursuant to this Agreement, that is used in the operation of the business known as igive, www.igive.com ("igive"), and all copies of the foregoing permitted hereunder.

"Licensee Data" means all data, information and other content of any type and in any format, medium or form, whether audio, visual, digital, screen, GUI or other, that is input, uploaded to, placed into or collected, stored, processed, generated or output by any device, system or network by or on behalf of Licensee, including any and all works, inventions, data, analyses and other information and materials resulting from any use of the Licensed Software by or on behalf of Licensee under this Agreement, except that Licensee Data does not include the Licensed Software or data, information or content, including any GUI, audio, visual or digital or other display or output, that is generated automatically upon executing the Licensed Software without additional user input.

"Licensee Modifications" means all modifications, corrections, repairs, translations, enhancements and other derivative works and improvements of the Licensed Software or Documentation permitted to be made by Licensee, or for Licensee by any Authorized User pursuant to this Agreement.

"Licensor Personnel" means all employees of Licensor and any Permitted Subcontractors involved in the performance of Services hereunder.

"Loss or Losses" means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the costs of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

 "Maintenance Release" means any update, upgrade, release or other adaptation or modification of the Licensed Software, including any updated Documentation, that the Licensor may make or have made from time to time during the Term, which may contain, among other things, error corrections, enhancements, improvements or other changes to the user interface, functionality, compatibility, capabilities, performance, efficiency or quality of the Licensed Software and includes any New Version.

"New Version" means any new version of the Licensed Software that the Licensor may from time to time generally use or provide for the operation of the igive business in replacement of the Licensed Software previously used by igive.

"Nonconformit5r" or "Nonconformities " means any failure or failures of the Licensed Software to conform to the requirements of this Agreement, including any applicable Documentation.

"Open-Source Components" means any software component that is subject to any open-source copyright license agreement, including any GNU General Public License or GNU Library or Lesser Public License, or other obligation, restriction or license agreement that substantially conforms to the Open Source Definition as prescribed by the Open Source Initiative or otherwise may require disclosure or licensing to any third party of any source code with which such software component is used or compiled.

"Open-Source License" has the meaning set forth in Section 4.

"Operating Environment" means Licensor's or Licensee's computer systems on which the Licensed Software is intended to be installed and operate from time to time, as set forth in the attached Schedule A.

"Permitted IJse" means use of the Licensed Software and Documentation by any Authorized User for the benefit of Licensee in or for the Licensee's internal business operations, not including any use which is directly competitive with the business of igive, i.e. the aggregation of payments received from retailers fulfilling orders from customers through the igive site for contributions to charitable organizations designated be such customers, subject to modifications as provided at w-r,vr.v.igive.coin or such other address as igive may use from time to time.

"Person" means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association or other entity.

"Pricing" means any and all fees, rates and prices payable under this Agreement, including pursuant to any Schedule or Exhibit hereto.

"Receiving Party" has the meaning set forth in Section 13.1.

"Representatives" means, with respect to a party, that party's and its Affiliates' employees, officers, directors, consultants, agents, independent contractors, service providers, subcontractors and legal advisors.

"Services" means any of the services, including Support Services, Licensor is required to or otherwise does provide under this Agreement or the Support Agreement as more fully described in Schedule B attached to this Agreement or in the body of this Agreement.

"Source Code" means the human readable source code of the Licensed Software to which it relates, in the programming language in which the Licensed Software was written, together with all related flow charts, code and technical documentation, including a description of the procedure for generating object code, all of a level sufficient to enable a progmmmer reasonably fluent in such programming language to understand, build, operate, support, maintain and develop modifications, upgrades, updates, adaptations, enhancements, new versions and other derivative works and improvements of, and to develop computer programs compatible with, the Licensed Software.

"Support Agreement/Schedule" means such agreement as the parties may enter into setting forth the Support Services and the parties' additional rights and obligations with respect thereto.

"Support Commencement Date" means, with respect to any Licensed Software, the date on which the Licensee coflrmences use of such Licensed Software or such other date as may be set forth in the Support Agreement/Schedule for such Software and expires on the date the Licensee ceases use of such Licensed Software or Licensor's obligation to provide such Suppoft Services as provided in this Agreement.

"Support Services" mears the software support Services Licensor is required to or otherwise does provide to Licensee under this Agreement or the Support Agreement as described in the body of this Agreement and Schedule B.

"Term" has the meaning set forth in Section 14.1.

"Work Product" means the Licensed Software and Documentation and all code, specifications and other documents, work product, information, data and materials that Licensor is required to, or otherwise does, provide to Licensee or its designee(s) in connection with or related to the Licensed Software, Documentation or any Services under this Agreement.

2.     License.

2.1     License Grant. Licensor hereby grants to Licensee during the Term the right and license to use the Licensed Software and Documentation throughout the universe for the Permitted Use in accordance with the terms and conditions of this Agreement. The rights and licenses hereby granted are non-exclusive, irrevocable (except as set forth in Section 16.3(c)), and freely transferable, except as set forth in Section 2.3 or Section 19.8.

2.2     Licensed Access and Use. Pursuant to the license granted under Section 2.1, and in accordance with the terms and conditions thereof, Licensee has the right and license to do each of the following for or in connection with the Permitted Use:

(a)     Install and execute the Licensed Software on Licensee's hardware;

(b)     use the Licensed Software by any means whatsoever, including via the intemet or any WAN, LAN or VPN, from any other device;

(c)     generate print, copy, download and store all Licensee Data and other data, information and content, including all GUI, audio, visual or digital and other displays and output, as may result from any execution or other use of the Licensed Software;

(d)     use the Licensed Software in object code form, except that the licensed uses of the Licensed Software hereunder shall include use in both Source Code and object code form: (i) upon and after the occurrence of a Release Event; (ii) if and to the extent access to and use of Source Code may be necessary, in Licensee's reasonable judgment, for interoperability pu{poses; and for any Open Source Components, in accordance with the license therefor;

(e)     reverse engineer, disassemble, decompile, decode, adapt, develop, modify and maintain the Licensed Software (in object code and Source Code form) and make any related modifications to the Documentation, and use all resulting corrections, repairs, translations, enhancements and other derivative works and improvements;

(f)     prepare and use as many copies of the Licensed Software and Documentation as may be necessary or useful for the Permitted Use, including for purposes of: (i) operation with other software or systems; (ii) hardware or system maintenance or repair; (iii) software, hardware or system testing; (iv) disaster recovery; and (v) backup and archiving;

(g)     procure and use, and have Authorized Users perform, all Authorized Services;

(h)     grant any and all such sublicenses as may be required to: (i) authorize any Authorized lJsers to perform any of the Authorized Services;

(i)     train Authorized Users in any and all uses of the Licensed Software and Documentation permitted hereunder; and

(j)     perfbrm, and have Authorized Users perform, any other act, including the provision of any service, that is reasonably incidental to the operation of the Licensed Software for the Permitted Use in accordance with the Documentation and terms and conditions of this Agreement.

2.3     License Restrictions. Except as and to the extent expressly permitted, or as reasonably necessary to make any use of the Licensed Software permitted by Section 2.1, Section2.2 or elsewhere in this Agreement, Licensee shall not, and shall not permit others to rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer or otherwise make the Licensed Software available to any third party

3.     Export Regulation. Licensee shall not itself, or permit any third parties to, export, re-export or release, directly or indirectly any Controlled Technology to any country or jurisdiction to which the export, re-export or release of any Controlled Technology (a) is prohibited by applicable Law or (b) without first completing all required undertakings (including obtaining any necessary export license or other governmental approval).

4.     Open-Source Licenses. Any use hereunder of Open-source Components shall be governed by, and subject to, the terms and conditions of the applicable open-source license ("Open-Source License"). Licensor shall:

4.1     Identify and describe in Schedule A each of the Approved Open-source Components of the Licensed Software.

4.2     Provide Licensee a complete, machine-readable copy of the Source Code for each such Approved Open-Source Component in accordance with the terms of the corresponding controlling Open-Source License, a copy of each of which as of the Effective Date is attached as an exhibit to Schedule B or can be found at the site listed on Exhibit A, as amended from time to time.

4.3     Update Schedule A to include (a) all Approved Open-Source Components, if any, of any Maintenance Release or other Licensor Work Product and (b) an exhibit attaching all applicable Open-Source Software Licenses or identifying the URL where these licenses are publicly available.

5.     Delivery and Installation.

5.1     Delivery And Installation. Within twenty (20) Business Days after Licensee's request for the installation of the Licensed Software on its computers or its assumption of the Support Services, as provided in Section 10.2, Licensor shall deliver the Licensed Software to Licensee in a condition and manner reasonably suited for such purpose.

5.2     Documentation. Licensor shall provide Licensee with complete and accurate Documentation for all Licensed Software prior to or concurrently with its deiivery. The Documentation shall include all technical and functional specifications and other such information as may be reasonably necessary for the effective installation, testing, use, support (if still Licensor's responsibility) and maintenance of the Licensed Software in the Operating Environment, including the effective configuration, integration, and systems administration of the Licensed Software, and the operation and the performance of all its functions.

5.3     Documentation Specifications. Licensor shall provide all Documentation in both hard copy and electronic form, as Licensee may reasonably request in writing.

6.     Acceptance. All Licensed Software as of the Effective Date is accepted by Licensee "as-is."

7.     Performance of Services.

7.1     Provision and Ouality of Services. Licensor shall provide all Services and Work Product hereunder in a timely, skillful, professional and workmanlike manner by qualified personnel exercising care, skill and diligence consistent with industry standards, and will devote adequate resources to meet its obligations hereunder, in accordance with the terms and conditions of this Agreement and the Documentation.

7.2     Time of the Essence. Licensor acknowledges that time is of the essence with respect to Licensor's performance hereunder and agrees that prompt and timely performance of all Services and other Licensor obligations in accordance with this Agreement is strictly required.

8.     Training. Licensor shall provide, at no additional charge, reasonable levels of training on all uses of the Licensed Software permitted. Upon Licensee's request, Licensor shall timely provide training on all uses of the Licensed Software for which Licensee requests such training, at such reasonable times at Licensor's location and pursuant to such rates and other terms as Licensor may reasonably establish from time to time.

9.     Maintenance Releases; New Versions.

9.1     Maintenance Releases. During the Term, Licensor shall provide Licensee, at no additional charge, with all Maintenance Releases, each of which will constitute Licensed Software and be subject to the terms and conditions of this Agreement.

9.2     New Versions. Licensee shall have the right, in its sole discretion, to receive any New Versions of the Licensed Software that the Licensor may generally use in the igive business from time to time. All New Versions provided under this Agreement will constitute Licensed Software and be subject to the terms and conditions of this Agreement.

9.3     Installation. Licensee has no obligation to install or use any Maintenance Release or New Version. If Licensee wishes to install any Maintenance Release or New Version, Licensee shall have the right to have such Maintenance Release or New Version installed, in Licensee's discretion, by Licensor or Authorized Users. If Licensee requests that Licensor install any Maintenance Release or New Version, Licensor shall do so promptly and in no case more than thirty (30) Business Days after Licensee's notice ofsuch request.

10.     Support Services.

10.1     Support Services. Licensor shall provide Licensee with the Support Services described in Schedule B or in the Support Agreement, if any. Such Support Services shall be provided without additional charge, it being acknowledged and agreed that the License Fee includes full consideration for such Support Services during such period. Licensor will perform all Support Services in a timely, skillful, professional and workmanlike manner in accordance with commercially reasonable industry standards and practices for similar services, using personnel with the requisite skill, experience and qualifications, and will devote adequate resources to meet its obligations under this Agreement.

10.2     Assumption of Support Services by Licensee. Licensee may assume responsibility for the Support Services by notice to Licensor at any time but not less than six (6) months prior to the effective date of such assumption.

11.     License and Services Fee.

11.1     Rate and Payment. Licensee shall pay to Licensor an amount (the "License and Services Fee") calculated as twenty percent (20%) of Licensee's Gross Revenue; provided that, if Licensee, by notice to Licensor as provided in Section 10.2, assumes Licensor's obligations to perform the Services, the License and Services Fee will be calculated as five percent (5%) of Licensee's Gross Revenues, commencing with the Gross Revenues collected on and after the first day of the sixth (6e) month after the date of Licensee's notice to Licensor. As used herein, "Gross Revenue" means total revenue recognized, as applicable, by Licensee or its Affiliates in accordance with generally accepted accounting principles for and actually received by the Licensee and its Affiliates from the following: all sources, including collections from retailers on account of customerso orders and payments received from advertisers, concessions and sublicensees, and excluding only amounts refunded by Licensee or credited against Licensee's right to any future payment in the nature of a return. During the Term, Licensee shall pay the License and Services Fee for each calendar quarter, on or before the fifteenth day of the month following the end of the quarter, which payment will be accompanied by a statement by an officer of Licensee certifying the accuracy of the amount of Gross Revenues and any deductions therefrom for the quarter for which the payment is made.

11.2     Audit Rights. Licensor shall have the right, upon at least ten (10) days prior written notice, during the normal business hours of a mutually agreed upon set of days, through an independent auditor selected by Licensor whose engagement is not subject to any contingency fee arrangement, to examine, audit, and make copies of the relevant documentation of Licensee that provides the basis for the statements delivered by Licensee in accordance with the foregoing. Licensor must notify Licensee within two (2) years of the delivery by Licensee of the statement of Licensor's intention to conduct such an audit, which shall be limited only to the period covered by financial statements included in Licensor's notice to Licensee. Such auditor shall execute a nondisclosure agreement with Licensee in a form reasonably acceptable to Licensee. Licensor shall bear the expense of this audit; provided that the Licensee shall bear the expense of the audit attributable to any quarter(s) if the amount of royalties paid for that quarter(s) so audited is found to have been understated by more than3%o for the quarter. In the event Licensor does not request or conduct any such audit in a timely manner and within two (2) years of the delivery of the financial statement, Licensor shall be deemed to have waived its right to an audit of that calendar quarter.

11.3     Form of Payment. All payments hereunder shall be in US dollars and made, at Licensee's option, by check or wire transfer. Payments shall be made to the address or account specified by Licensor in writing from time to time, provided that Licensor shall give Licensee at least thirty (30) Business Days' prior notice of any account, address or other change in payment instructions. Licensee will not be liable for any late or misdirected payment caused by Licensor's failure to provide timely notice of any such change

11.4     Payment Disputes. Licensee may withhold from payment any and all payments and amounts Licensee disputes in good faith, pending resolution of such dispute, provided that Licensee:

(a)     timely renders all payments and amounts that are not in dispute;

(b)     notifies Licensor of the dispute prior to the due date for payment, specifying in such notice:

(i)	the amount in dispute; and

(ii)	the reason forthe dispute set out in sufficient detail to facilitate investigation by Licensor and resolution by the parties;

(c)     works with Licensor in good faith to resolve the dispute promptly; and

(d)     promptly pays any amount determined to be payable by resolution of the dispute.

Licensor shall not withhold any Services or fail to perform any obligation hereunder by reason of Licensee's good faith withholding of any payment or amount in accordance with this Section 11.4 or any dispute arising therefrom.

11.5     Taxes. Licensee shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by Licensee hereunder other than any taxes imposed on, or with respect to, Licensor's income, revenues, gross receipts, personnel or real or personal property or other assets.

11.6     Subordination. Licensee's obligations under this agreement are subordinate to its obligations to other unsecured creditors and holders of Licensor's Series A Preferred Stock and Licensor's rights to any amount due it under this Agreement shall be subordinate to the rights ofother unsecured creditors ofLicensee and holders of Licensor's Series A Preferred Stock; provided that nothing herein shall give such other creditors or holders any rights to recover any amounts duly paid by Licensee to Licensor prior to any bankruptcy filing or other insolvency action by Licensee. This subordination is personal to Licensee and shall automatically terminate upon a change of control of Licensor by any means.

12.     Intellectual Property Rights.

12.1     Ownership Riqhts in Licensed Software

(a)     Subject to the express rights and licenses granted by Licensor in this Agreement, and the provisions of Section 12.1(b):

(i)	Licensor, its licensors, and Sub-Licensor reserve and retain their entire right, title and interest in and to all tntellectual Property Rights arising out of or relating to the Licensed Software; and

(ii)	none of the Licensee or Authorized Users acquires any ownership of Intellectual Property Rights in or to the Licensed Software or Documentation as a result of this Agreement.

(b)     As between Licensee and its Affrliates, on the one hand, and Licensor, its licensors and Sub-Licensor, on the other hand, Licensee and its Affiliates have and retain, sole and exclusive ownership of all right, title and interest in and to the Licensee Data, including all Intellectual Property Rights arising therefrom or relating thereto. The Licensee Data is the Confidential Information of Licensee and its Affiliates, and neither Licensor nor any third party (other than a Licensee Affiliate) has or will:

(i)	have, acquire or claim any right, title or interest in or to any Licensee Data as a result of this Agreement or any interest in the Licensed Software or any Open-Source Components; or

(ii)	have any right or license to, and shall not, use any Licensee Data or Licensee Modifications except solely as and to the extent necessary to perform the Services hereunder.

12.2     Riehts in Open-Source Components. Ownership of all Intellectual Property Rights in Open-Source Components shall remain with the respective owners thereof, subject to Licensee's rights under the applicable Open-Source Licenses.

13.     Confrdentiality.

13.1     Confidential Information. In connection with this Agreement, each party (as the "Disclosing Party") may disclose or make available Confidential Information to the other party (as the "Receiving Party"). Subject to Section 13.2, "Confidential Information" means information in any form or medium (whether oral, written, electronic or other) that the Disclosing Party considers confidential or proprietary, including information consisting of or relating to the Disclosing Party's technology, trade secrets, know-how, business operations, plans, strategies, customers, agreements with retailers and advertisers, and pricing, and information with respect to which the Disclosing Party has contractual or other confidentiality obligations, in each case whether or not marked, designated or otherwise identified as "confidential". Without limiting the foregoing, Licensee Data is the Confidential Information of Licensee.

13.2     Exclusions. Confidential Information does not include information that the Receiving Party can demonstrate by written or other documentary records: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information's being disclosed or made available to the Receiving Party in with this Agreement; (b) was or becomes generally known by the public connection other than by the Receiving Party's or any of its Representatives'noncompliance with this Agreement; (c) was or is received by the Receiving Party on a non-confidential basis party that, to the Receiving Party's knowledge, was not or is not, at the time from a third of receipt, under any obligation to maintain its confidentiality; or (d) the Receiving such Party can demonstrate by written or other documentary records was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

13.3     Protection of Confidential Information. As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall for five (5) years:

(a)     not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;

(b)     except as may be permitted by and subject to its compliance with Section 13.4, not disclose or permit access to Confidential Information other than to its Representatives who: (i) need to know such Confidential Information for purposes of the Receiving Party's exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party's obligations under this Section 13.3; and (iii) are bound by confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section 13.3;

(c)     safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its /similarly sensitive information and in no event less than a reasonable degree of care; and

(d)     ensure its Representatives' compliance with, and be responsible and liable for any of its Representatives' noncompliance with, the terms of this Section 13.

The Receiving Party shall be responsible for any breach of or noncompliance with this Section 13 by any of its Representatives.

13.4     Compelled Disclosures. If the Receiving Party or any of its Representatives is compelled by applicable Law to disclose any Confidential Information then, to the extent permitted by applicable Law, the Receiving Party shall: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy, or waive its rights under Section 13.3; and (b) provide reasonable assistance to the Disclosing Party, at the Disclosing Party's sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 13.4, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that, on the advice of the Receiving Party's outside legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party's request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.

14.     Term and Termination.

14.1     Term. The term of this Agreement commences as of the Effective Date and will continue in effect until twenty (20) years from such date unless terminated earlier pursuant to any of its express provisions (the "Term").

14.2     Termination. Subject to the Licensee's license rights pursuant to Section 2, which shall remain irrevocable by Licensor during the Term, in addition to any other express termination right set forth elsewhere in this Agreement:

(a)     Licensee may terminate, at any time without cause, and without incurring any obligation, liability or penalty by reason of such termination, the Services in the manner provided in Section 10.2.

(b)     Either party may terminate this Agreement, effective on written notice to the other party, if the other party materially breaches this Agreement, and such breach: (i) is incapable of cure; or (ii) being capable of cure, remains uncured for thirty (30) days after the non-breaching party provides the breaching party with written notice of such breach, except that in the case of Licensee's breach of its obligation to pay any amount due hereunder, the period for cure shall be five (5) days from the date the payment is due and Licensor shall not be required to provide any notice of such breach or a demand for payment.

(c)     Either party may terminate this Agreement, effective immediately, if the other party: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; or (v) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

14.3     Effect of Expiration or Termination.

(a)     Except as may be expressly provided in this Agreement or to the extent, if any, Licensee terminates or surrenders the license hereunder or its right to any Support Services from Licensor, no expiration or termination of this Agreement shall affect Licensee's obligation to pay the License and Services Fee.

(b)     Within ten (10) days after the effective date of any termination or expiration of this Agreement or any Services, the Receiving Party shall: (i) return to the Disclosing Party all documents and tangible materials containing, reflecting, incorporating or based on the Disclosing Party's Confidential Information; and (ii) permanently erase the Disclosing Party's Confidential Information from its computer systems, except, in each case, to the extent that the Receiving Party requires or will require such Confidential Information to exercise any of its surviving rights or to perform any of its surviving obligations under this Agreement; (ii) permanently erase the Disclosing Party's Confidential Information from its computer systems; and (iii) certify in writing to the Disclosing Party that it has complied with the requirements of this Section f43(b).

14.4     Survival. The provisions set forth in the following sections, and any other right or obligation of the parties in this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination oft his Agreement: Section 11.2, Section12, Section 13, Section 14.3, Sectionl4.4, Section 15, Section 16, Section 17 and Section 19.

15.     Representations and Warranties.

15.1     Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a)     it is a duly organized, validly existing and in good standing as a corporation or other entity under the Laws of the jurisdiction of its incorporation or other organization;

(b)     it has the full right, power and authority to enter into, and to perform its obligations and grant the rights and licenses it grants or is required to grant under, this Agreement;

(c)     the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such party; and

(d)     when executed and delivered by both parties, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

15.2     Additional Licensor Representations and Warranties. Licensor further represents, warrants and covenants to Licensee that:

(a)     it is the legal and beneficial owner of the entire right, title and interest in and to, or otherwise has the right to sub-license to Licensee, the Licensed Software and Documentation, including all Intellectual Property Rights relating thereto;

(b)     it has the unconditional and irrevocable right, power and authority to grant and perform the license hereunder;

(c)     the Licensed Software and Documentation, and Licensee's use thereof, is and throughout the Term will be free and clear of all encumbrances, liens and security interests of any kind, other than those imposed by law;

(d)     neither its grant of the license, nor the Services or any other performance by or on behalf of Licensor under this Agreement does or to its knowledge will at any time:

(i)	conflict with or violate any applicable Law;

(ii)	require the consent, approval or authorization of any governmental or regulatory authority or other third party; or

(iii)	require the provision of any payment or other consideration to any third party;

(e)     it has not granted and will not at any time during the Term grant any license or other contingent or non-contingent right, title or interest under or relating to, and it will ensure that Sub-Licensor has not granted and will not at any time during the Term grant any license or other contingent or non-contingent right, title or interest under or relating to, the Licensed Software or Documentation that does or will conflict with or otherwise affect this Agreement, including any of Licensor's representations, warranties or performance or Licensee's rights or licenses hereunder;

(f)     when used by Licensee or any Authorized User in accordance with this Agreement and the Documentation, no Licensed Software or Documentation as delivered or installed by Licensor does or will:

(i)	infringe, misappropriate or otherwise violate any Intellectual Property Right or other right of any third party; or

(ii)	fail to comply with any applicable Law;

(g)     there is no settled, pending or to its knowledge threatened litigation, claim or proceeding (including in the form of any offer to obtain a license):

(i)

alleging that any use of the Licensed Software or Documentation does or would infringe, misappropriate or otherwise violate any copyright, patent, trade secret or other Intellectual Property Right of any third party;

(ii)	challenging Licensor's ownership of or right to use or license, any Licensed Software or Documentation, or alleging any adverse right, title or interest with respect thereto;

(iii)	alleging the invalidity, misuse, unregistrability, unenforceability or infringement of any copyrights, trade secret rights or patent rights in the Licensed Software or

(iv)

alleging any third-party infringement, misappropriation or violation of any copyrights, trade secrets or patent rights in the Licensed Software nor, to its knowledge, is any third party infringing, misappropriating or violating, or preparing or threatening to infringe, misappropriate or violate, any copyrights, trade secrets or patent rights in the Licensed Software, and it has no knowledge of any factual, legal or other reasonable basis for any such litigation, claim or proceeding;

(h)     it has not received any written, oral or other notice of any litigation, claim or proceeding described in Section 15.2(9);

(i)     no expiration or loss of any patent or application for patent rights in the Licensed Software is pending, or, to Licensor's knowledge after reasonable inquiry, threatened or reasonably foreseeable, and Licensor has no reason to believe that any claims of any such patent or patent application are or will be invalid, unenforceable, fail to issue, or be materially limited or restricted beyond the current claims, except for patent rights expiring at the end of their statutory term;

(j)     as provided by Licensor, no Licensed Software does or will at any time during the Term contain any:

(i)	Harmful Code; or

(ii)

Open-Source Components or operate in such a way that it is developed or compiled with or linked to any Open-Source Components, other than Approved Open-Source Components specifically described in Schedule A and the controlling Open Source License; or

(iii)

Controlled Technology, except as expressly disclosed in Schedule A or, with respect to any Maintenance Release, as will, in advance of the delivery of such Maintenance Release have been both disclosed to and expressly approved by Licensee in writing; and

(k)     all Documentation is and will be complete and accurate in all material respects when provided to Licensee such that at no time during the license term will the Licensed Software have any material undocumented feature; and

15.3     Performance Warranty and Limited Remedy.

(a)     Licensor represents, warrants and covenants to Licensee that throughout the Warranty Period relevant thereto:

(i)

when used in the Operating Environment or any successor thereto in accordance with the Documentation, all Licensed Software as provided and installed by Licensor, will be fully operable, meet all applicable specifications, and function in all material respects, in conformity with this Agreement and the Documentation; and

(ii)

any media on which any Licensed Software or Documentation is delivered will be free of any damage or defect in design, material or workmanship, and will remain so under ordinary use as contemplated by (A) this Agreement and, with respect to the Licensed Software, (B) the Documentation; and

(iii)	no Maintenance Release or New Version, when properly installed in accordance with this Agreement, will have a material adverse effect on the functionality or operability of the Licensed Software.

(b)     If Licensor breaches any of the warranties set forth in Section 15.3(a), Licensor shall, upon written notice from Licensee and at Licensor's sole cost and expense, remedy such breach in a commercially reasonable time and manner. In the event Licensor fails to remedy such breach on a timely basis, Licensee shall be entitled to any and all such remedies as may be available under this Agreement, at law or in equity for breach of the Support Services obligations. Nothing in this Section 15.3(b) shall limit Licensee's right to indemnification pursuant to Section 16.1.

15.4     Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO THIS AGREEMENT OR ANY SUBJECT MATTER HEREOF.

16.     Indemnification.

16.1     General Indemnification. Licensor shall defend, indemnify and hold harmless Licensee and its primed successors and permitted assigns (each of the foregoing Persons, a "Licensee Indemnitee") from and against any and all Losses incurred by the Licensee arising out of or relating to any claim, suit, action or proceeding (each, an "Action") by a third party (other than an Affiliate of Licensee) to the extent that such Losses do or /are alleged to arise out of or result from:

(a)     Licensor's breach of any representation, warranty, covenant or obligation of Licensor under this Agreement (including any action or failure to act by any Licensor contractor that,  if taken or not taken by Licensor, would constitute such a breach by Licensor); or

(b) action or failure to take a required action (including recklessness or any in connection with the performance of any Services or other activity willful misconduct) performed by or on behalf of, Licensor or any Licensor contractor under required of, or this Agreement.

16.2     Indemnification Procedure. Licensee shall promptly notify Licensor in writing  of any Action for which Licensee believes it is entitled to be indemnified pursuant to Section 16.1 and cooperate with Licensor at Licensor's sole cost and expense. Licensor shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at Licensor's sole cost and Licensor shall not settle any Action in a manner that adversely affects the rights or assets, or restrains or interferes with the business or operations of, Licensee without Licensee's prior written consent, which shall not be unreasonably withheld or delayed. Licensee's failure to perform any obligations under this Section 16.2 will not relieve Licensor of its obligations under this Section 16 except to the extent that Licensor can demonstrate that it has been prejudiced as a result of such failure. Licensee may  participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

16.3     Mitiqation.

(a)     If any Licensed Software, other than any Licensee Modification, or any thereof, is or in Licensor's opinion is likely to be claimed to infringe, component or otherwise violate any third-party Intellectual Property Right, or if misappropriate of any Licensed Software or any component thereof is enjoined or Licensee's use to be enjoined, Licensor shall, at Licensor's sole cost and expense: threatened

(i)	obtain the right for Licensee to continue to use such Licensed Software materially to the full extent contemplated by this Agreement; or

(ii)

modify or replace the materials that infringe or are alleged to infringe ("Allegedly Infringing Materials") to make the Licensed Software and all of its components (as so modified or replaced) non-infringing while providing materially equivalent features and functionality, in which case such modifications or replacements will constitute Licensed Software under this Agreement; or

(b)     if neither of the foregoing ((add or (a)(ii)) is possible notwithstanding commercially reasonable efforts, then Licensor may, by written notice to Licensor's to cease any and all use of materials that have been enjoined or Licensee, direct Licensee finally adjudicated as infringing, provided that Licensor shall:

(i)

refund or credit to Licensee all amounts paid by Licensee in respect of such Allegedly Infringing Materials and any other parts, features or functions of the Licensed Software, Documentation or Services that Licensee cannot reasonably use as intended under this Agreement proportionate with the extent to and period during which Licensee's exercise of its rights under this Agreement respecting the Allegedly Infringing Materials have been and will be materially impaired; and

(ii)

in any case, at its sole cost and expense, secure the right for Licensee to continue using the Allegedly Infringing Materials for a transition period of up to twelve (12) months to allow Licensee to replace the affected features of the Licensed Software without disruption; and

(c)     if none of the remedies set forth in Section 16.3(a) or Section 16.3(b) is reasonably available with respect to the Allegedly Infringing Materials, Licensor may terminate this Agreement, including the rights and licenses granted pursuant to Section 2, and Licensee shall promptly return to Licensor the original copy and all other partial and complete copies of the Licensed Software other than Licensee Modifications and Licensee may pursue all remedies that may be available to Licensee, including the indemnification rights under this Section 16.

17.     Limitations of Liability.

17.1     EXCLUSION OF INDIRECT DAMAGES. EXCEPT AS OTHERWTSE PROVIDED IN SECTION 17.3, IN NO EVENT WILL EITHER PARTY BE LIABLE LINDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PI.INITIVE DAMAGES.

17.2     CAP ON MONETARY LIABILITY. EXCEPT AS OTHERWISE PROVIDED IN SECTION 17.3, IN NO EVENT WILL THE COLLECTIVE AGGREGATE LIABILITY OF EITHER PARTY LTNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY AND OTHERWISE, EXCEED $1OO,OOO.OO. THE FOREGOING LIMITATION APPLIES NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

17.3     Exceptions. The exclusions and limitations in Section l7.l and Section 17.2 do not apply to:

(a)     Losses arising out of or relating to a party's failure to comply with its obligations under Section 11 (License Fees), Section 12 (Intellectual Property Rights) or Section 13 (Confidentiality).

(b)     A party's indemnification obligations under Section 16 (Indemnification).

(c)     Losses arising out of or relating to a party's gross negligence or more culpable conduct, including any willful misconduct or intentionally wrongful acts.

(d)     Losses for death, bodily injury or damage to real or tangible personal property.

(e)     Losses to the extent covered by a party's insurance.

(f)     A party's obligation to pay atomize' fees and court costs in accordance with Section 19.15.

18.     Force Majeure.

18.1     Force Majeure. In no event will either party be liable or responsible to the other party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by any circumstances beyond such party's reasonable control ( a "Force Majeure Event"), including/: acts of God, flood, fire, earthquake or explosion, war, terrorism, invasion, riot or other civil unrest, embargoes or blockades in effect on or after the date of this Agreement, national or regional emergency, strikes, labor stoppages or slowdowns or other industrial disturbances, passage of Law or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition or any complete or partial government shutdown, or national or regional shortage of adequate power or telecommunications or transportation. Licensee may terminate this Agreement if a Force Majeure Event affecting Licensor continues substantially uninterrupted for a period of 90 days or more.

18.2     Affected Party Obligations. In the event of any failure or delay caused by a Force Majeure Event, the affected party shall give prompt notice to the other party, stating the period of time the occurrence is expected to continue and use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

19.     Miscellaneous.

19.1     Effect of Licensor Bankruptcy. All rights and licenses granted by Licensor under this Agreement and shall be deemed to be rights and licenses to "intellectual property," and the subject matter of this agreement, including all Licensed Software, Documentation and Work Product, are and shall be deemed to be "embodiments" of "intellectual property" for purposes of and as such terms are used in and interpreted under section 365(n) of the United States Bankruptcy Code (the "Code") (11 U.S.C. $ 365(n)). Licensee shall have the right to exercise all rights and elections under the Code and all other applicable bankruptcy, insolvency and similar laws with respect to this Agreement and the subject matter hereof and thereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a)     subject to Licensee's rights of election, all rights and licenses granted to Licensee under this Agreement will continue subject to the terms and conditions hereof and will not be affected, even by Licensor's rejection of this Agreement;

(b)     Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property, and the same, if not already in Licensee's possession, shall be promptly delivered to Licensee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement; and

(c)     the automatic stay under Section 362 of the Code (11 U.S.C. $ 362) shall not apply to any instructions from Licensee to the Escrow Agent relating to the escrow deposit materials.

19.2     Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

19.3     Public Announcements. Neither party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or otherwise use the other party's trademarks, service marks, trade names, logos, domain names or other indicia of source, affiliation or sponsorship, in each case, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Licensee is authorized to disclose the existence and terms of this Agreement as it reasonably determines is required to comply with U.S. securities laws.

19.4     Notices. Except as otherwise expressly set forth in this Agreement, all notices, requests, consents, claims, demands, waivers and other communications under this Agreement have binding legal effect only if in writing and addressed to a party as follows (or to such other address or such other person that such party may designate from time to time in accordance with this Section 19.4) ..

If to Licensor:	Outsourced Site Services, LLC
2724 Simpson Street
Evanston, IL 60201
E-mail: rob@grosshandler.com
Attention: Robert Grosshandler

If to Licensee:	iConsumer Corp.
Suite 351
19821NW 2nd Ave
Miami Gardens, FL 33169
E-mail: rob@ iconsumer.com
Attention: Robert Grosshandler

Notices sent in accordance with this Section 19.4 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent, if by e-mail, (in each case, with confirmation of transmission), if sent before or during the addressee's normal business hours, and on the next business day, if sent after the addressee's normal business hours; and (d) on the third (3'd) day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

19.5     Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

19.6     Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

19.7     Entire Agreement. This Agreement, together with any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

19.8     Assignment.

(a)     Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without Licensor's prior written consent, which consent shall not unreasonably be withheld or delayed; except that Licensee shall have the right, without Licensor's consent, to assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement:

(i)

to any of its Affiliates, provided that all such rights, obligations and performance hereunder shall revert to Licensee automatically and immediately at such, if any, time as such affiliated entity ceases to be an Affiliate of Licensee, and provided further that Licensee shall remain responsible for all acts and omissions of such Affiliate in the performance of this Agreement; or

(ii)

in connection with any merger, consolidation or reorganization involving Licensee (regardless of whether Licensee is a surviving or disappearing entity), or a sale of all or substantially all of Licensee's business or assets relating to this Agreement to an unaffiliated third party of good financial standing.

(b)     Licensor may assign this Agreement or delegate or otherwise transfer any of its obligations or performance hereunder, whether voluntarily, involuntarily, by operation of law or otherwise, provided that no such delegation or other transfer will relieve Licensor of any of such obligations or performance. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation or reorganization involving Licensor (regardless of whether Licensor is a surviving or disappearing entity) will be deemed to be a transfer of Licensor's rights, obligations or performance under this Agreement. The effects of any termination of this Agreement pursuant to this Section 19.8(b), including the resulting rights and obligations of the parties, shall be governed by Section 14.3.

(c)     Any purported assignment, delegation or transfer in violation of this Section 19.8 is void. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective primed successors and assigns.

19.9     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective permitted successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

19.10     Amendment and Modification: Waiver. No amendment to or modification of or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized representative of each party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19.11     Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.12     Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of Florida. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court

19.13     Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

19.14     Equitable Relief. Each party acknowledges and agrees that a breach or threatened breach by such party of any of its obligations under Section 12 or Section L3 would cause the other party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other party will be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity or otherwise.

19.15     Attomeys' Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or coilrmenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs from the non-prevailing party.

19.16     Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SCHEDULE A

OPEN SOURCE

None

SCHEDULE B

SUPPORT AND MAINTENANCE SERVICES

Marketing. Support Services will include Licensor's acting as a marketing representative for Licensee and, in conjunction with Licensor's interaction with the retailers participating on the igive site, Licensor will instruct its representatives to promote and encourage participation on Licensee's site during the Term or until the effective date of Licensee's election under Section 10.2

Standard Telephone Support. During normal Licensor business hours (i.e., 9:00a.m. to 5:00p.m. U.S. Central Time, Monday through Friday, holidays excepted), Licensor shall provide Licensee technical assistance by telephone with the use of the Software, the identification of Software and/or Documentation problems and the reporting of Bugs (as defined below).

Bug Fixes. Licensor shall exercise commercially reasonable efforts to correct any reproducible malfunction of the Software reported to Licensor by Licensee that prevents the Software from performing in accordance with the operating specifications described in the then current Documentation (a "Bug").

Termination. Licensee may terminate Support Service at the end of the Term by giving written notice to Licensor at least thirty (30) days prior to the end of the Term. Licensor may suspend or cancel Support Service if Licensee fails to make any required payments or if Licensee is in material breach of the Agreement.